Vertex Reports Third Quarter 2026 Financial Results
— Achieved total revenue of $3.44 billion, a 12% increase compared to third quarter 2025 —
— Raising full-year revenue guidance to $13.15 billion to $13.25 billion —
— Established fourth commercial pillar in rare endocrine diseases with closing of Crinetics Pharmaceuticals acquisition and preparing for fifth in renal medicine with povetacicept PDUFA date on November 30th —
— R&D pipeline continues to advance with multiple additional near-term milestones —
BOSTON -- Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the third quarter ended September 30, 2026, and raised its full year 2026 revenue guidance.
“Vertex delivered excellent third quarter results marked by strong revenue growth across the increasingly diversified portfolio, continued advancement of the R&D pipeline, and the successful close of the Crinetics Pharmaceuticals acquisition,” said Reshma Kewalramani, M.D., Chief Executive Officer and President of Vertex. “With the potential povetacicept approval in IgAN coming later this month, we are well positioned to establish nephrology as our fifth commercial franchise and expand the reach of our transformative medicines to even more patients.”
Third Quarter 2026 Results
Total revenue increased 12% to $3.44 billion compared to the third quarter of 2025, primarily driven by the continued performance of cystic fibrosis (CF) therapies and growth from diversification into additional disease areas. In the U.S., total revenue increased 10% to $2.17 billion from continued strong CF patient demand, including from new initiations of ALYFTREK; higher realized net prices in CF versus the prior year; and contributions from CASGEVY, JOURNAVX, and PALSONIFY. Outside the U.S., total revenue increased 16% to $1.27 billion from strong CF performance across multiple geographies, including ALYFTREK uptake; increased CASGEVY infusions; and a favorable impact from foreign exchange.
GAAP and non-GAAP combined R&D, Acquired IPR&D, and SG&A expenses were $2.2 billion compared to $1.5 billion for the third quarter of 2025 and $1.5 billion compared to $1.3 billion for the third quarter of 2025, respectively. The increases were primarily due to commercial investment to support build-out of the renal franchise, led by povetacicept in IgAN; the addition of Crinetics Pharmaceuticals; and investment to support the ongoing launch of JOURNAVX in acute pain. Combined GAAP R&D, acquired IPR&D, and SG&A expenses also reflected approximately $500 million of compensation and transaction-related expenses associated with the Crinetics Pharmaceuticals acquisition.

GAAP and non-GAAP effective tax rates were 16.6% and 18.0%, respectively, compared to 16.6% and 17.6%, respectively, for the third quarter of 2025.
GAAP net income was $654 million compared to $1.1 billion for the third quarter of 2025. The year-over-year decline is primarily due to expenses related to the Crinetics Pharmaceuticals acquisition.
Non-GAAP net income was $1.2 billion in each of the third quarters of 2026 and 2025, as increased product revenue was offset by increased operating expenses to fund pipeline and commercial opportunities, as well as higher interest expense and lower interest income as a result of the Crinetics Pharmaceuticals acquisition.
Cash, cash equivalents, and total marketable securities as of September 30, 2026, were $9.8 billion, compared to $12.3 billion as of December 31, 2025, primarily due to $9.0 billion net cash used to acquire Crinetics Pharmaceuticals and to repurchase Vertex common stock pursuant to its share repurchase program, partially offset by $4.5 billion borrowed pursuant to a term loan executed in the third quarter of 2026 and cash flows provided by Vertex’s operating activities.

Full Year 2026 Financial Guidance
Vertex today raised its full year 2026 total revenue guidance to $13.15 billion to $13.25 billion from $13.1 billion to $13.2 billion previously. Embedded in this guidance are expectations for continued growth in CF, $500 million or more in revenue from CASGEVY and JOURNAVX combined, and $40 million to $50 million in revenue from PALSONIFY following the closing of the Crinetics Pharmaceuticals transaction on September 1. Total revenue guidance continues to reflect a year-over-year benefit of approximately 150 basis points from changes in foreign exchange rates, net of Vertex’s foreign exchange hedging program. Vertex is also increasing full year 2026 combined GAAP and non-GAAP R&D, AIPR&D, and SG&A expense guidance to reflect expenses primarily related to the operations and integration of Crinetics Pharmaceuticals for the remainder of 2026. Vertex GAAP guidance also includes approximately $500 million of compensation and transaction expenses noted above.
Vertex’s financial guidance is summarized below:

	Current FY 2026	Previous FY 2026

Total revenue	$13.15 to $13.25 billion	$13.1 to $13.2 billion
Legacy non-CF product revenue (CASGEVY, JOURNAVX)	Unchanged	$0.5 billion or greater
PALSONIFY revenue	$40 to $50 million

Combined GAAP R&D, AIPR&D, and SG&A expenses *	$7.15 to $7.2 billion	$6.3 to $6.45 billion
Combined non-GAAP R&D, AIPR&D, and SG&A expenses*	Approximately $6.0 billion	$5.65 to $5.75 billion
Non-GAAP effective tax rate	Unchanged	19.5% to 20.5%

*The difference between the combined GAAP R&D, AIPR&D and SG&A expenses and the combined non-GAAP R&D, AIPR&D and SG&A expenses guidance relates primarily to $650 million to $700 million of stock-based compensation expense, and approximately $500 million of compensation and transaction costs related to the Crinetics Pharmaceuticals acquisition.

**Combined GAAP and non-GAAP R&D, AIPR&D and SG&A expenses guidance includes approximately $100 million of AIPR&D expenses.
Key Business Highlights
Marketed Products
Cystic Fibrosis (CF) Portfolio
Vertex has worked for more than 20 years to discover and develop medicines to treat the underlying cause of CF. Vertex CFTR modulators can treat approximately 95 percent of all people living with CF in core markets, including patients as young as one month old. Vertex’s CF medicines are accessible in more than 65 countries across six continents. Recent highlights include:
•In the third quarter of 2026, Vertex secured reimbursement for ALYFTREK in 7 additional countries, bringing the total number of countries where ALYFTREK is reimbursed to 32.

•Vertex has initiated global regulatory submissions for ALYFTREK for the treatment of children with CF ages 2 to 5 years.
CASGEVY for the treatment of severe sickle cell disease (SCD) and transfusion-dependent beta thalassemia (TDT)
CASGEVY is a non-viral, ex vivo, CRISPR/Cas9 gene-edited cell therapy for eligible patients with SCD or TDT that has been shown to reduce or eliminate vaso-occlusive crises (VOCs) for patients with SCD and transfusion requirements for patients with TDT. CASGEVY is approved in patients 12 years and older in 36 countries across North America, Europe, and the Middle East; CASGEVY is also approved for the treatment of patients 2 years and older in the U.S., Bahrain, and the United Arab Emirates, and patients 5 years and older in the U.K. Recent highlights include:
•Vertex recorded third quarter 2026 CASGEVY revenue of $99 million, representing 30% quarter-over-quarter growth, and nearly six times the $17 million of CASGEVY sales reported in the third quarter of 2025.
•In July, the U.S. FDA approved CASGEVY for the treatment of children 2 years of age and older with SCD and TDT, making it the first genetic therapy for SCD and TDT indicated for children as young as 2 years old. Since approval, multiple children have initiated treatment. In October, the United Arab Emirates and Bahrain also approved CASGEVY for the treatment of children 2 years of age and older, and the United Kingdom approved CASGEVY for the treatment of children 5 years of age and older. Vertex has also completed regulatory submissions in the Kingdom of Saudi Arabia for the treatment of children with SCD and TDT.
JOURNAVX (suzetrigine) for the treatment of moderate-to-severe acute pain
JOURNAVX is a first-in-class, oral, selective, non-opioid NaV1.8 pain signal inhibitor, approved in the U.S. for the treatment of adults with moderate-to-severe acute pain. Recent highlights include:
•In the third quarter, more than 750,000 prescriptions were filled for JOURNAVX across the hospital and retail settings, representing more than 40% quarter-over-quarter growth and more than four times the 170,000 JOURNAVX prescriptions that were filled in the third quarter of 2025.
•Vertex recorded third quarter 2026 JOURNAVX revenue of $58 million, representing 18% quarter-over-quarter growth, and nearly tripling the $20 million in revenue reported in the third quarter of 2025.

•As of August 2026, JOURNAVX has become the most prescribed branded oral pain medicine in the U.S.
PALSONIFY (paltusotine) for the treatment of acromegaly
PALSONIFY is a first-in-class, small molecule, once-daily oral somatostatin receptor type 2 (SST2) agonist, approved in the U.S. for the treatment of adults with acromegaly who had an inadequate response to surgery or for whom surgery is not an option. Acromegaly is a rare and debilitating condition caused by a benign pituitary tumor that secretes excess growth hormone. There are an estimated 12,000 adults with acromegaly in the U.S. for whom PALSONIFY is an option.
•Vertex recorded PALSONIFY revenue of $10 million in September 2026, following the closing of the Crinetics Pharmaceuticals acquisition on September 1, 2026.
•More than 245 million individuals have access to PALSONIFY, representing approximately 80% of U.S. covered lives.
•An estimated 3,200 endocrinologists treat the majority of people with acromegaly in the United States. As of the end of the third quarter of 2026, approximately 500 of those target specialty endocrinologists are prescribing PALSONIFY.
•Among patients starting or switching therapy, PALSONIFY has the leading brand share at more than 40%.
•PALSONIFY was approved in the EU in April 2026, and Vertex expects to begin launches in European markets in the second half of 2027. The regulatory submission for PALSONIFY in Japan was completed in April 2026, and the Ministry of Health, Labor and Welfare (MHLW) has granted orphan drug designation in Japan.
Mid- and Late-Stage Pipeline Programs
Cystic Fibrosis
•Data from the Phase 1 study of next-generation 3.0 CFTR corrector VX-828 in people with CF with the F/MF genotype showed that the triple combination therapy containing VX-828 was safe and well tolerated. Treatment with the VX-828 triple combination therapy resulted in a 6.6 mmol/L mean reduction in sweat chloride at 4 weeks of treatment and a 9.4 mmol/L mean reduction through 4 weeks of treatment, compared to a baseline on TRIKAFTA.

•Vertex continues to enroll and dose first-in-human studies in healthy volunteers with VX-581 and VX-272, additional next-generation 3.0 CFTR correctors. As part of the Phase 1 program, Vertex expects to study both correctors in people with CF to establish proof of concept.
•Once proof-of-concept results are available from all three next-generation 3.0 programs, Vertex will make the decision on which, if any, of the next-generation 3.0 regimens should be advanced into further development. Next-generation 4.0 programs also continue to make progress in pre-clinical development.
Acute and Peripheral Neuropathic Pain (PNP)
•Vertex remains on track to complete enrollment in both Phase 3 studies of suzetrigine in diabetic peripheral neuropathy (DPN), a form of peripheral neuropathic pain (PNP), by the end of 2026 and to share results in mid-2027.
•Vertex is also on track to complete enrollment in a Phase 2 study of VX-993 in people with DPN by the end of 2026 and also to share results in mid-2027.
•Vertex continues to advance toward clinical trials of preclinical assets that inhibit NaV1.7 for use alone or in combination with a NaV1.8 inhibitor in acute and neuropathic pain.
IgA Nephropathy (IgAN) and Other B Cell-Mediated Diseases
Vertex is developing povetacicept for multiple diseases. Povetacicept is a dual inhibitor of the BAFF and APRIL cytokines, which play key roles in the pathogenesis of multiple B cell-mediated autoimmune diseases. Povetacicept has pipeline-in-a-product potential and represents a potentially best-in-class approach to control B cell activity in IgAN, primary membranous nephropathy (pMN), and generalized myasthenia gravis (gMG).
•The BLA submission for accelerated approval of povetacicept in IgAN is under priority review by the U.S. FDA, with an assigned PDUFA target action date of November 30, 2026. The submission is supported by positive data from a pre-specified Week 36 interim analysis of the ongoing Phase 3 RAINIER trial of povetacicept in IgAN. If approved, povetacicept will become the first commercialized therapy in Vertex’s emerging nephrology franchise.
•Povetacicept is also under review for accelerated approval in IgAN in the Kingdom of Saudi Arabia, and the Saudi Food and Drug Authority has granted povetacicept Breakthrough Designation.

•Vertex is enrolling and dosing the Phase 3 portion of the Phase 2/3 OLYMPUS pivotal study in people with pMN with the 80mg dose selected in the Phase 2b portion. The FDA has granted Fast Track and Orphan Drug designations for povetacicept in pMN, and the EMA has granted Priority Medicines (PRIME) designation.
•Vertex has completed enrollment in the placebo-controlled, Phase 2 dose-ranging proof-of-concept study evaluating povetacicept for the treatment of gMG. Vertex is on track to share results from the study in the first half of 2027.
APOL1-Mediated Kidney Disease (AMKD)
Vertex has discovered and advanced multiple oral, small molecule inhibitors of APOL1 function, including inaxaplin, pioneering a new class of medicines that targets the underlying cause of this genetic kidney disease.
•Vertex announced positive results from the Phase 2b AMPLIFIED study of inaxaplin in people with AMKD with modest proteinuria (improvement in urine albumin to creatinine ratio [UACR] of -42.7%, and urine protein to creatinine ratio [UPCR] of -44.7%) and people with AMKD and Type 2 diabetes (improvement in UACR of -17.3%, UPCR of -25.4%) — populations not being studied in the AMPLITUDE trial. Inaxaplin was generally safe and well tolerated in both cohorts.
•Having completed enrollment in the interim analysis (IA) cohort of the AMPLITUDE pivotal study last year, Vertex has now completed full enrollment. Vertex remains on track to conduct the pre-planned IA for potential U.S. accelerated approval after the IA cohort reaches 48 weeks of treatment and to share data from the IA in early 2027. The FDA has granted Breakthrough Therapy designation to inaxaplin, and the European Medicines Agency (EMA) has granted PRIME designation.
Rare Endocrine Disorders
Vertex is developing atumelnant, a once-daily oral adrenocorticotropic hormone (ACTH) receptor antagonist, for the treatment of classic congenital adrenal hyperplasia (CAH), which affects 17,000 people in the U.S. Classic CAH is a rare, chronic, genetic condition in which the adrenal glands are unable to make enough cortisol. Current therapies force a choice between androgen control and steroid burden, representing a significant unmet need. Through Phase 2, atumelnant has shown transformative potential to both normalize androgen levels and decrease glucocorticoid requirements, the true goal of CAH treatment. Atumelnant has also demonstrated therapeutic potential in patients with ACTH-dependent

Cushing’s Syndrome, another serious endocrine disease, which affects more than 10,000 people in the U.S.
•The Phase 3 trial of atumelnant in adults with CAH is a global, 32-week, randomized, double blind, placebo-controlled trial of 150 patients, with a primary endpoint of percentage of patients who achieve physiologic doses of glucocorticoids and androgen levels at or below the upper limit of normal at week 32. Enrollment and dosing are well underway, and Vertex expects to complete enrollment in the trial in the first quarter of 2027. The FDA, the European Medicines Agency (EMA), and the MHLW in Japan have granted Orphan Drug designation to atumelnant in CAH.
•Vertex is also enrolling and dosing the Phase 2 dose-ranging portion of a Phase 2/3 study of atumelnant in children with CAH.
•Vertex has initiated a Phase 2/3 study of atumelnant in patients with ACTH-dependent Cushing’s syndrome. The FDA has granted Orphan Drug designation to atumelnant in ACTH-dependent Cushing’s syndrome.
Type 1 Diabetes (T1D)
Vertex is evaluating stem cell-derived, fully differentiated islet cell therapies for patients suffering from T1D, with the goal of developing a potential one-time functional cure for this disease.
•Vertex is enrolling and dosing a Phase 1/2 trial to evaluate the safety and efficacy of VX-017 in people with T1D. VX-017 is an allogeneic, stem cell-derived, fully differentiated islet cell therapy designed to treat the targeted patient population with T1D, regardless of blood type.
•Given the rapid progress with VX-017, Vertex has decided to focus on accelerating the development of VX-017, which has the potential to reach more patients than zimislecel, which is designed for patients with blood types A or A/B only. Vertex expects to advance VX-017 into pivotal development in 2027. The FDA has granted Fast Track designation to VX-017.
•Vertex continues to make progress in pre-clinical development on advanced methods to protect the manufactured islet cells as well as on hypoimmune islet cells. Both approaches would reduce or obviate the need for standard immunosuppression.
Autosomal Dominant Polycystic Kidney Disease (ADPKD)
Vertex is developing small molecule correctors that restore function to polycystin 1 (PC1) protein variants, with the goal of addressing the underlying cause of ADPKD.

•Vertex has completed enrollment and continues to dose patients in AGLOW, a Phase 2 study of VX-407 in patients with a subset of variants in the PKD1 gene, which encodes the PC1 protein, estimated to be up to approximately 30,000 (or up to approximately 10%) of the overall patient population living with ADPKD in the U.S. and Europe.
•AGLOW is a 26-patient, single-arm, 52-week, Phase 2 proof-of-concept study that will evaluate the effect of VX-407 on height-adjusted total kidney volume (htTKV).
Myotonic Dystrophy Type 1 (DM1)
Vertex is evaluating multiple approaches that target the underlying cause of DM1. Vertex’s lead approach, VX-670, is an oligonucleotide linked to a cyclic peptide, which holds the potential to promote effective delivery into cells and address the causal biology of DM1.
•Vertex completed enrollment and dosing in the multiple ascending dose portion of the GALILEO global Phase 1/2 clinical trial of VX-670. The study is assessing both safety and preliminary efficacy, as measured by the change from baseline in the splicing index on muscle biopsy as well as other endpoints, including those that evaluate muscle function and strength, such as video hand opening time (vHOT) and quantitative muscle testing (QMT) score.
•Vertex is on track to share interim results from the GALILEO study in the second half of 2026.
Additional Earlier Stage R&D Programs
Consistent with its overall strategy, Vertex takes a serial innovation approach to all of its programs, with additional assets or approaches across its portfolio.
Investments in External Innovation
•In September, Vertex completed its previously announced acquisition of Crinetics Pharmaceuticals for a total equity value of approximately $10.0 billion, or $9.0 billion net of cash, cash equivalents, and marketable securities acquired. The acquisition is accounted for as a business combination.
•In July, Vertex entered into a collaboration with AbCellera. Vertex made a $28 million upfront payment to AbCellera.
Conference Call and Webcast
The company will host a conference call and webcast at 4:30 p.m. ET. To access the call, please dial (833) 630-2124 (U.S.) or +1(412) 317-0651 (International) and reference the “Vertex Pharmaceuticals Third Quarter 2026 Earnings Call.”

The conference call will be webcast live and a link to the webcast can be accessed through Vertex's website at www.vrtx.com in the "Investors" section. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. An archived webcast will be available on the company's website.

Non-GAAP Financial Measures
In this press release, Vertex's financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, non-GAAP financial results and guidance exclude from Vertex's pre-tax income (i) stock-based compensation expense, (ii) intangible asset amortization expense, (iii) gains or losses related to the fair value of the company's strategic investments, (iv) increases or decreases in the fair value of contingent consideration, (v) acquisition-related costs, (vi) acquired inventory fair value step-up expense, (vii) an intangible asset impairment charge, and (viii) other adjustments. The company's non-GAAP financial results also exclude from its provision for income taxes the estimated tax impact related to its non-GAAP adjustments to pre-tax income described above and certain discrete items. These results should not be viewed as a substitute for the company’s GAAP results and are provided as a complement to results provided in accordance with GAAP. Management believes these non-GAAP financial measures help indicate underlying trends in the company's business, are important in comparing current results with prior period results and provide additional information regarding the company's financial position that the company believes is helpful to an understanding of its ongoing business. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the company's business and to evaluate its performance. The company’s calculation of non-GAAP financial measures likely differs from the calculations used by other companies. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.
The company provides guidance regarding combined R&D, AIPR&D and SG&A expenses and effective tax rate on a non-GAAP basis. Unless otherwise noted, the guidance regarding combined R&D, AIPR&D and SG&A expenses does not include estimates associated with any potential future business development transactions, including collaborations, asset acquisitions and/or licensing of third-party intellectual property rights. The company does not provide guidance regarding its GAAP effective tax rate because it is unable to forecast with reasonable certainty the impact of excess tax benefits related to stock-based compensation and the possibility of certain discrete items, which could be material.

Vertex Pharmaceuticals Incorporated
Consolidated Statements of Income
(unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Product revenues, net	$3,440.8	$3,076.4	$9,761.6	$8,780.6
Other revenues	—	—	—	30.7
Total revenues	3,440.8	3,076.4	9,761.6	8,811.3
Costs and expenses:
Cost of sales	526.1	414.8	1,408.1	1,185.3
Research and development expenses	1,320.6	977.7	3,276.0	2,935.8
Acquired in-process research and development expenses	40.6	54.5	62.5	76.5
Selling, general and administrative expenses	844.1	445.1	1,920.0	1,266.1
Intangible asset impairment charge	—	—	—	379.0
Change in fair value of contingent consideration	(3.5)	(1.9)	(2.9)	1.2
Total costs and expenses	2,727.9	1,890.2	6,663.7	5,843.9
Income from operations	712.9	1,186.2	3,097.9	2,967.4
Interest income	118.4	125.7	360.1	369.0
Interest expense	(36.0)	(3.3)	(42.3)	(10.0)
Other (expense) income, net	(11.9)	(9.8)	12.4	(14.2)
Income before provision for income taxes	783.4	1,298.8	3,428.1	3,312.2
Provision for income taxes	129.8	215.9	643.3	550.1
Net income	$653.6	$1,082.9	$2,784.8	$2,762.1

Net income per common share:
Basic	$2.58	$4.24	$10.98	$10.77
Diluted	$2.56	$4.20	$10.90	$10.68
Shares used in per share calculations:
Basic	253.5	255.6	253.7	256.4
Diluted	255.2	257.6	255.5	258.6

Vertex Pharmaceuticals Incorporated
Total Revenues
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
TRIKAFTA/KAFTRIO	$2,436.9	$2,653.6	$7,288.8	$7,740.2
ALYFTREK	705.8	247.0	1,703.8	457.7
Other CF product revenues (1)	130.5	139.3	403.5	488.3
Total CF product revenues, net	3,273.2	3,039.9	9,396.1	8,686.2
CASGEVY	99.2	16.9	218.5	61.5
JOURNAVX	58.3	19.6	136.9	32.9
PALSONIFY	10.1	—	10.1	—
Product revenues, net	3,440.8	3,076.4	9,761.6	8,780.6
Other revenues	—	—	—	30.7
Total revenues	$3,440.8	$3,076.4	$9,761.6	$8,811.3

1: Includes KALYDECO, ORKAMBI, and SYMDEKO/SYMKEVI

Vertex Pharmaceuticals Incorporated
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited, in millions, except percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP cost of sales	$526.1	$414.8	$1,408.1	$1,185.3
Acquired inventory fair value step-up expense	(5.4)	—	(5.4)	—
Stock-based compensation expense	(4.2)	(2.8)	(11.2)	(7.9)
Intangible asset amortization expense	(20.3)	(5.0)	(30.4)	(15.1)
Non-GAAP cost of sales	$496.2	$407.0	$1,361.1	$1,162.3

GAAP research and development expenses	$1,320.6	$977.7	$3,276.0	$2,935.8
Stock-based compensation expense	(102.0)	(116.0)	(308.1)	(315.7)
Intangible asset amortization expense	(0.6)	(0.6)	(1.9)	(1.9)
Acquisition-related costs (2)	(282.4)	—	(282.4)	—
Non-GAAP research and development expenses	$935.6	$861.1	$2,683.6	$2,618.2

Acquired in-process research and development expenses	$40.6	$54.5	$62.5	$76.5

GAAP selling, general and administrative expenses	$844.1	$445.1	$1,920.0	$1,266.1
Stock-based compensation expense	(68.2)	(76.1)	(191.7)	(204.7)
Acquisition-related costs (2)	(219.6)	—	(219.6)	—
Non-GAAP selling, general and administrative expenses	$556.3	$369.0	$1,508.7	$1,061.4

Combined non-GAAP R&D, AIPR&D and SG&A expenses	$1,532.5	$1,284.6	$4,254.8	$3,756.1

GAAP other (expense) income, net	$(11.9)	$(9.8)	$12.4	$(14.2)
(Increase) decrease in fair value of strategic investments	(2.1)	2.6	(37.3)	12.2
Non-GAAP other expense, net	$(14.0)	$(7.2)	$(24.9)	$(2.0)

GAAP provision for income taxes	$129.8	$215.9	$643.3	$550.1
Tax adjustments (3)	137.1	47.8	227.4	240.0
Non-GAAP provision for income taxes	$266.9	$263.7	$870.7	$790.1

GAAP effective tax rate	16.6%	16.6%	18.8%	16.6%
Non-GAAP effective tax rate	18.0%	17.6%	19.6%	18.6%

Vertex Pharmaceuticals Incorporated
Reconciliation of GAAP to Non-GAAP Financial Information (continued)
(unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP operating income	$712.9	$1,186.2	$3,097.9	$2,967.4
Acquired inventory fair value step-up expense	5.4	—	5.4	—
Stock-based compensation expense	174.4	194.9	511.0	528.3
Intangible asset impairment charge	—	—	—	379.0
Intangible asset amortization expense	20.9	5.6	32.3	17.0
(Decrease) increase in fair value of contingent consideration	(3.5)	(1.9)	(2.9)	1.2
Acquisition-related costs (2)	502.0	—	502.0	—
Non-GAAP operating income	$1,412.1	$1,384.8	$4,145.7	$3,892.9

GAAP net income	$653.6	$1,082.9	$2,784.8	$2,762.1

Acquired inventory fair value step-up expense	5.4	—	5.4	—
Stock-based compensation expense	174.4	194.9	511.0	528.3
Intangible asset impairment charge	—	—	—	379.0
Intangible asset amortization expense	20.9	5.6	32.3	17.0
(Increase) decrease in fair value of strategic investments	(2.1)	2.6	(37.3)	12.2
(Decrease) increase in fair value of contingent consideration	(3.5)	(1.9)	(2.9)	1.2
Acquisition-related costs (2)	502.0	—	502.0	—
Total non-GAAP adjustments to pre-tax income	697.1	201.2	1,010.5	937.7
Tax adjustments (3)	(137.1)	(47.8)	(227.4)	(240.0)
Non-GAAP net income	$1,213.6	$1,236.3	$3,567.9	$3,459.8

Net income per diluted common share:
GAAP	$2.56	$4.20	$10.90	$10.68
Non-GAAP	$4.76	$4.80	$13.96	$13.38
Shares used in diluted per share calculations:
GAAP and Non-GAAP	255.2	257.6	255.5	258.6

2: In the three and nine months ended September 30, 2026, “Acquisition-related costs” primarily related to compensation expense associated with cash-settled unvested Crinetics Pharmaceuticals equity awards and transaction costs directly related to the Crinetics Pharmaceuticals acquisition.
3: In the three and nine months ended September 30, 2026 and 2025, “Tax adjustments” included the estimated income taxes related to non-GAAP adjustments to the company's pre-tax income and excess tax benefits related to stock-based compensation.

Vertex Pharmaceuticals Incorporated
Condensed Consolidated Balance Sheets
(unaudited, in millions)

	September 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$6,303.3	$6,608.1
Accounts receivable, net	2,311.0	2,052.8
Inventories	2,245.3	1,686.8
Prepaid expenses and other current assets	826.7	853.3
Total current assets	11,686.3	11,201.0
Property and equipment, net	1,711.5	1,520.3
Goodwill and other intangible assets, net	10,941.2	1,512.2
Deferred tax assets	1,952.9	2,897.9
Operating lease assets	1,617.2	1,562.7
Long-term marketable securities	3,517.9	5,712.3
Other long-term assets	1,309.3	1,236.6
Total assets	$32,736.3	$25,643.0

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$3,707.7	$3,432.9
Short-term debt	999.6	—
Other current liabilities	293.0	428.3
Total current liabilities	5,000.3	3,861.2
Long-term debt	3,497.0	—
Long-term operating lease liabilities	1,981.8	1,846.5
Other long-term liabilities	1,349.8	1,269.5
Shareholders' equity	20,907.4	18,665.8
Total liabilities and shareholders' equity	$32,736.3	$25,643.0

Common shares outstanding	253.5	254.0

About Vertex
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases and conditions. The company has approved therapies for cystic fibrosis, sickle cell disease, transfusion-dependent beta thalassemia, acute pain and acromegaly, and it continues to advance clinical and research programs in these areas. Vertex also has a robust clinical pipeline of investigational therapies across a range of modalities in other serious diseases where it has deep insight into causal human biology, including IgA nephropathy, neuropathic pain, APOL1-mediated kidney disease, primary membranous nephropathy, congenital adrenal hyperplasia, ACTH-dependent Cushing's syndrome, autosomal dominant polycystic kidney disease, type 1 diabetes, generalized myasthenia gravis, and myotonic dystrophy type 1.
Vertex was founded in 1989 and has its global headquarters in Boston, with international headquarters in London. Additionally, the company has research and development sites and commercial offices in North America, Europe, Australia, Latin America and the Middle East. Vertex is consistently recognized as one of the industry's top places to work, including 17 consecutive years on Science magazine's Top Employers list and one of Fortune’s 100 Best Companies to Work For. For company updates and to learn more about Vertex's history of innovation, visit www.vrtx.com or follow us on LinkedIn, Facebook, Instagram, YouTube and X.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief, or current expectation of Vertex and members of the Vertex senior management team. Forward-looking statements are not purely historical and may be accompanied by words such as “anticipates,” “may,” “forecasts,” “expects,” “intends,” “plans,” “potentially,” “believes,” “seeks,” “estimates,” and other words and terms of similar meaning. Such statements include, without limitation, Dr. Kewalramani's statements in this press release, the information provided regarding future financial performance and operations, the section captioned “Full Year 2026 Financial Guidance” and statements regarding (i) expectations for $500 million or more in revenue from CASGEVY and JOURNAVX combined, and $40 million to $50 million in revenue from PALSONIFY, (ii) expectations for continued growth in CF, including the continued global uptake of ALYFTREK, plans for the studies evaluating each of VX-581 and VX-272, and plans for potential advancement of next-generation 3.0 regimens once proof-of-concept results are available for all next-generation 3.0 programs, and expectations for continued progress in next-generation 4.0 programs, (iii) beliefs regarding the expected clinical benefits of CASGEVY and eligible patient population, (iv) expectations to complete enrollment in both Phase 3 studies of suzetrigine in DPN by the end of 2026 and share results mid-2027, expectations to complete enrollment in the Phase 2 study of VX-993 in DPN by the end of 2026 and share results in mid-2027, and plans for advancement of preclinical assets that inhibit NaV1.7, (v) beliefs regarding the expected clinical benefits of PALSONIFY, expectations for the eligible patient population, and expectations to begin launches in European markets in the second half of 2027, (vi) expectations with respect to povetacicept, including beliefs about its potential benefits and therapeutic scope, its potential to be a best-in-class approach to control B cell activity in IgAN, pMN and gMG, and its potential to be a pipeline-in-a-product, expectations for the Phase 2/3 OLYMPUS pivotal study in pMN, and plans to share results from the Phase 2 gMG study in the first half of 2027, (vii) expectations regarding the AMPLITUDE study of inaxaplin in AMKD, including plans to conduct the interim analysis for AMPLITUDE for potential accelerated approval in the U.S. and to share data in early 2027, (viii) beliefs regarding the potential benefits of atumelnant for the treatment of CAH and ACTH-dependent Cushing’s Syndrome, including with respect to the treatable patient population and potential clinical benefits, plans for the Phase 3 trial of atumelnant in adults with CAH, including expectations to complete enrollment in the first quarter of 2027, and plans for the Phase 2 dose-ranging portion of the Phase 2/3 study of atumelnant in children with CAH, (ix) expectations regarding the T1D program, including plans for the study evaluating VX-017, beliefs regarding the potential of VX-017 to reach more patients than zimislecel, and expectations to advance VX-017 into pivotal development in 2027, and with respect to progress in pre-clinical development of advanced methods to protect the manufactured islet cells as well as on hypoimmune islet cells, (x) expectations regarding the ADPKD program and the Phase 2 study evaluating VX-407, (xi) beliefs regarding the potential benefits and clinical status of VX-670 for the treatment in people with DM1 and expectations to complete dosing in the trial and share interim results in the second half of 2026, and (xii) the company’s beliefs with respect to additional assets or approaches across its portfolio. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent the company's beliefs only as of the date of this press release and there are a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, among other things, that the company's expectations regarding its 2026 full year revenues, expenses, and effective tax rates may not be realized (including because one or more of the company's assumptions underlying its expectations may be incorrect), that the company may be unable to continue increasing revenues from its commercialized medicines, that data from preclinical testing or clinical trials, especially if based on a limited number of patients, may not be indicative of final results or available on anticipated timelines, that patient enrollment in the company’s trials may be delayed, that the company may not realize the anticipated benefits from acquisitions or collaborations with third parties, that data from the company's development programs may not support registration or further development of its potential medicines in a timely manner, or at all, due to safety, efficacy or other reasons, that regulatory submissions or approvals may not occur on the anticipated timeline, or at all, that interactions with regulators may cause delays in the company’s pipeline programs, that anticipated commercial launches may be delayed, if they occur at all, that external factors may have different or more significant impacts on the company's business or operations than the company currently expects, and other risks listed under the heading “Risk Factors” in Vertex’s annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission at www.sec.gov and available through the company's website at www.vrtx.com. You should not place undue reliance on these statements, or the scientific data presented. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.
(VRTX-E)

Vertex Pharmaceuticals Incorporated

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